UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 16, 2010

Exact Name of Registrant as Specified
	in Charter; State of Incorporation;	IRS Employer
Commission File Number	Address and Telephone Number	Identification Number

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2010, Arizona Public Service Company (“APS”) entered into two separate reimbursement agreements (the “Agreements”) with JPMorgan Chase Bank, N.A., as Administrative Agent and Issuing Bank, and the lender parties thereto. The Agreements replaced amended and restated reimbursement agreements entered into in 2005 that would have expired on May 19, 2010. Under the Agreements, the Issuing Bank amended and extended two separate letters of credit (the “Letters of Credit”) that were previously issued to the two separate equity participants in APS’ August 1986 sale leaseback transactions, pursuant to which APS sold and leased back a portion of its interest in Unit 2 of the Palo Verde Nuclear Generating Station (“Palo Verde”). The Letters of Credit represent a form of credit enhancement related to the equity participants’ respective portions of certain payments that APS is required to make under the leases entered into in its August 1986 sale leaseback transactions (the “Sale Leaseback Leases”).

Each equity participant may draw up to the full amount of its Letter of Credit if an event of default under its related Sale Leaseback Lease has occurred and is continuing. APS must repay the full amount of any draw under the Letters of Credit to the Issuing Bank, with interest, by the earliest of 5 business days after the draw and the stated termination date of the Letters of Credit, which is April 16, 2013. The Sale Leaseback Leases contain typical events of default, including APS’ failure to make payments under the Sale Leaseback Leases when due, after a grace period in certain cases; APS’ failure to perform its covenants under the Sale Leaseback Leases and other sale leaseback documents after a grace period in certain cases; APS’ failure to provide a renewal or replacement letter of credit within specified time periods prior to the termination date; certain defaults by APS under the Arizona Nuclear Power Project Participation Agreement dated as of August 23, 1973, as amended, among APS and the other owners of Palo Verde, including any such default that results in a suspension of APS’ right to receive its share of electricity from Palo Verde; and certain cross defaults from other APS indebtedness.

The Issuing Bank may give notice to the equity participants of the early termination of the Letters of Credit if an event of default under the Agreements has occurred and is continuing. After receipt of any such notice of early termination, the equity participants will have the right to draw up to the full amount of the Letters of Credit in accordance with the terms therein. The Agreements contain typical default provisions, including APS’ failure to make payments under the Agreements when due, after a grace period in certain cases; APS’ failure to perform its covenants under the Agreements after a grace period in certain cases; certain events of default under the Sale Leaseback Leases; a change in control provision relating to APS’ parent, Pinnacle West Capital Corporation; and certain cross defaults from other debt or certain operating leases. The Agreements include customary covenants, including a negative pledge provision and a requirement that APS maintain a consolidated debt-to-consolidated capitalization ratio, as defined in the Agreements, not to exceed 65%.

The maximum amount that the equity participants may draw under the combined Letters of Credit is approximately $61.8 million. Such amount will decrease over the term of the Agreements to approximately $34.1 million at the stated termination date of the Letters of Credit. The Agreements will terminate on April 16, 2013 unless earlier terminated in accordance with their terms.

APS and its affiliates maintain normal banking and other relationships with the Administrative Agent and the other lender in the facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated:   April 21, 2010

By: /s/ James R. Hatfield

James R. Hatfield
Senior Vice President and Chief Financial Officer

4